NORTHLAND CRANBERRIES, INC.
                               FIRST AMENDMENT TO
                      AMENDED AND RESTATED CREDIT AGREEMENT


Harris Trust and Savings Bank
111 West Monroe Street
Chicago, Illinois  60690

Ladies and Gentlemen:

      Reference is hereby made to that certain Amended and Restated Credit Agreement dated as of October 3, 1997 (the "Credit Agreement"), between
Northland Cranberries, Inc., a Wisconsin corporation (the "Company"), and you (the "Bank"). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement. Reference is also made to that certain letter dated as of May 20, 1998 from the Bank to the Company (and consented and agreed to by the Participants) pursuant to which the Bank and the Participants consented to the formation of a wholly-owned Subsidiary of the Company to acquire substantially all of the assets of Minot Food Packers, Inc. on the terms and conditions set forth therein (such letter, as the same has been amended, being referred to as the "Consent Letter").

      In connection with the Consent Letter, the Company has requested that the Bank make certain amendments to the Credit Agreement and the Bank is willing to do so under the terms and conditions set forth in this agreement (herein, this "Amendment"). Upon the effectiveness of this Amendment, this Amendment shall constitute the New Amendment referred to in the Consent Letter.

1.    AMENDMENTS TO CREDIT AGREEMENT.

      Upon the satisfaction of the conditions precedent set forth in Section 2 of this Amendment, the Credit Agreement shall be and hereby is further amended as follows:

      (a) The  definition  of the term "Senior  Funded Debt Ratio"  appearing in
Section 9 of the Credit Agreement shall be amended in its entirety to read as follows:

            ""Senior Funded Debt Ratio" shall mean, as of any time the same is to be determined, the ratio of the aggregate outstanding principal amount of the Company's Funded Debt at such time to the Company's EBITDA for the four fiscal quarters of the Company most recently ended (but for the fiscal quarter ending May 31, 1998, such determination shall utilize an annualized EBITDA derived from the Company's EBITDA for the three fiscal quarters then ended). For purposes of this definition, the "Company's Funded Debt" and the "Company's EBITDA" shall, as of any time the same is to be determined, include (without duplication) the Funded Debt at such time and EBITDA for the four fiscal quarters most recently ended, respectively, of any Person acquired by the Company in accordance with the terms of this Agreement at any time during the Company's most recently ended four fiscal quarter period."

      (b) Section 9 of the Credit Agreement shall be amended by inserting the following new definition in the appropriate alphabetical order:

            ""Material   Subsidiary"  means  Minot  Food  Packers,
            Inc., a New Jersey corporation ("Minot")."

      (c) Section 7 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

            "SECTION 7. COMPANY COVENANTS

            The Company agrees that, so long as any credit is available to or in use by the Company hereunder, except to the extent compliance in any case or cases is waived in writing by the Bank:

                  Section 7.1.  Maintenance  of Property.  The Company will, and will cause each Material Subsidiary to, keep and maintain all of its Properties necessary or useful in its business in good condition,
            and   make  all   necessary   renewals,   replacements,   additions,
            betterments and improvements thereto; provided, however, that nothing in this Section shall prevent the Company or any Material Subsidiary from discontinuing the operation and maintenance of any of its Properties if such discontinuance is, in its judgment, desirable in the conduct of its business and not disadvantageous in any material respect to the Bank as holder of the Notes.

                  Section  7.2.  Taxes.  The Company  will,  and will cause each
            Material Subsidiary to, duly pay and discharge all taxes, rates, assessments, fees and governmental charges upon or against the Company, such Material Subsidiary or against their respective Properties in each case before the same becomes delinquent and before penalties accrue thereon unless and to the extent that the same is being contested in good faith and by appropriate proceedings.

                  Section 7.3. Maintenance of Insurance. The Company will, and will cause each Material Subsidiary to, maintain insurance with insurers recognized as financially sound and reputable by prudent business persons in such forms and amounts and against such risks as is usually carried by companies engaged in similar business and owning similar Properties in the same general areas in which it operates. The Bank shall be named as loss payee under any insurance policies which relate to the Collateral. The Company shall, at the Bank's request, provide copies to the Bank of all insurance policies and other material related thereto maintained by the Company and the Material Subsidiaries from time to time.

                  Section 7.4. Financial Reports. The Company will, and will cause each Material Subsidiary to, maintain a standard and modern system of accounting in accordance with sound accounting practice and will furnish with reasonable promptness to the Bank and its duly authorized representatives such information respecting the business and financial condition of the Company and its Material Subsidiaries as may be reasonably requested and, without any request, will furnish to the Bank:

                  (a) as soon as  available,  and in any  event  within  45 days after the close of each quarterly fiscal period of the Company a copy of the form 10-Q quarterly report to the Securities and Exchange Commission (the "SEC"); and

                  (b) as soon as  available,  and in any  event  within  90 days after the close of each fiscal year, a copy of the audit report for such year and accompanying financial statements, including balance sheet, reconciliation of change in stockholders' equity, profit and loss statement and statement of source and application of funds for the Company showing in comparative form the figures for the previous fiscal year of the Company, all in reasonable detail, prepared and certified by Deloitte & Touche or other independent public accountants of nationally recognized standing selected by the Company; and

                  (c) each of the  financial  statements  furnished  to the Bank pursuant to paragraphs (a) and (b) above shall be accompanied by a Compliance Certificate in the form of Exhibit E attached hereto signed by its Vice President-Finance; and

                  (d) promptly upon their becoming available, copies of all registration statements and regular periodic reports, if any, which the Company shall have filed with the SEC or any governmental agency substituted therefor, or any national securities exchange, including copies of the Company's form 10-K annual report, including financial statements audited by Deloitte & Touche or other independent public accountants of nationally recognized standing selected by the Company;

                  (e) promptly upon the mailing  thereof to the  shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed; and

                  (f) as soon as  available,  and in any  event  within  30 days prior to the end of each fiscal year of the Company, a copy of the Company's consolidated business plan and operating projections for the following fiscal year, such plan to be in reasonable detail prepared by the Company and in form reasonably satisfactory to the Bank.

                  Section 7.5. Inspection. The Company shall, and shall cause each Material Subsidiary to, permit the Bank, by its representatives and agents (who may be accompanied by any of the Participants), to inspect any of the Properties, corporate books and financial records of the Company and each Material Subsidiary, to examine and make copies of the books of accounts and other financial records of the Company and each Material Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Material Subsidiary with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Bank may designate upon reasonable advance notice to the Company and such Material Subsidiary, as the case may be. So long as no Event of Default shall have occurred and be continuing, the Bank shall perform not more than one field audit of the Collateral per year. The Company shall pay to the Bank from time to time upon demand a reasonable amount, but not to exceed $2,000 per audit, to compensate the Bank for its fees, charges and expenses in connection with the field audits of the Collateral.

                  Section 7.6. Consolidation and Merger. The Company will not, and will not permit any Material Subsidiary to, consolidate with or merge into any Person, without the prior written consent of the Bank, unless (a) the Company is the surviving entity, (b) the other party to such transaction is in the same or a related line of business as the Company, and (c) both before and after giving effect to such merger or consolidation, no Default or Event of Default shall have occurred and be continuing.

                  Section 7.7. Transactions with Affiliates. The Company will not, and will not permit any Material Subsidiary to, enter into any transaction, including without limitation, the purchase, sale, lease or exchange of any Property, or the rendering of any service, with any Affiliate of the Company except in the ordinary course of and pursuant to the reasonable requirements of the Company's, or such Material Subsidiary's, business and upon fair and reasonable terms no less favorable to the Company, or such Material Subsidiary as the case may be, than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate of the Company.

                  Section 7.8. Minimum Net Worth. The Company will at all times during the periods indicated below maintain Net Worth in an amount not less than:

                  (a)   $73,000,000  from August 31,  1997 through
            August 30, 1998;

                  (b)   $78,000,000 on August 31, 1998; and

                  (c) during each fiscal quarter of the Company  thereafter,  an amount equal to the sum of (i) the minimum amount required to be maintained during the immediately preceding fiscal quarter of the Company plus (ii) an amount equal to 50% of the Net Income of the Company and the Material Subsidiaries for the fiscal quarter of the Company then ended, plus (iii) an amount equal to 75% of the net cash proceeds of the issuance of capital stock or other equity securities of the Company that are not applied as required by
            Section 3.4(a) of this Agreement.

                  Section 7.9. Fixed Charge Coverage Ratio. The Company will not, as of the last day of each fiscal quarter indicated below, permit its Fixed Charge Coverage Ratio to be less than 1.25 to 1 on the last day of the fiscal quarters ending on May 31, 1998 and August 31, 1998, and 1.5 to 1 on the last day of each fiscal quarter ending thereafter.

                  Section 7.10. Funded Debt to Net Worth Ratio. The Company will not permit the ratio of its Funded Debt to Net Worth to exceed 2.0 to 1 at any time.

                  Section 7.11. Net Income. The Company and its Subsidiaries will not have a net loss of more than $2,000,000 for each of the fiscal quarters of the Company ending on or before August 31, 1997, will not have a net loss of more than $1,500,000 for each fiscal quarter ending during the period from September 1, 1997 through and including February 28, 1998 and will not have a net loss of more than $1,000,000 for any fiscal quarter ending thereafter.

                  Section 7.12. Liens. The Company will not, nor will it permit any Material Subsidiary to, pledge, mortgage or otherwise encumber or subject to or permit to exist upon or be subjected to any lien, charge or security interest of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof), on any of its Properties of any kind or character at any time owned by the Company or such Material Subsidiary, as the case may be, other than:

                  (a) liens,  pledges or deposits  for  workmen's  compensation, unemployment insurance, old age benefits or social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith deposits made in connection with tenders, contracts or leases to which the Company or any Material Subsidiary is a party or other deposits required to be made in the ordinary course of business, provided in each case the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and adequate reserves have been provided therefor in accordance with generally accepted accounting principles and that the obligation is not for borrowed money, customer advances, trade payables, or obligations to agricultural producers;

                  (b) the pledge of  Property  for the  purpose of  securing  an appeal or stay or discharge in the course of any legal proceedings, provided that the aggregate amount of liabilities of the Company or any Material Subsidiary so secured by a pledge of Property permitted under this subsection (b) including interest and penalties thereon, if any, shall not be in excess of $500,000 at any one time outstanding;

                  (c) liens, pledges,  mortgages,  security interests,  or other charges granted to the Bank for the benefit of the Bank and the Participants;

                  (d) liens,  pledges,  mortgages,  security  interests or other charges existing on Permitted Property to the extent they secure indebtedness incurred to finance the purchase or construction of improvements;

                  (e) liens on property existing at the time of their acquisition or liens to secure the payment of all or any part of the purchase price of such property or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price thereof provided such liens encumber only the property being acquired, purchased or financed and do not extend to any other property or secure any other obligations;

                  (f) liens on Permitted  Property of a corporation  existing at the time such corporation is purchased by, merged into or consolidated with the Company or at the time of a sale, lease or other disposition of the land, buildings and/or equipment of a corporation or firm as an entirety or substantially as an entirety to the Company or any Material Subsidiary;

                  (g) mortgages, pledges, security interests or other encumbrances existing on the date hereof and disclosed on the financial statements referred to in Section 5.3 hereof or in
            Schedule 7.12 attached hereto;

                  (h) liens for taxes,  assessments or governmental  charges and liens incident to construction, which are either not delinquent or are being contested in good faith by appropriate proceedings which prevent foreclosure of such liens and for which adequate reserves have been provided, and easements, restrictions, minor title irregularities and similar matters which have no adverse effect upon the ownership and use of the affected Property by the Company or any Material Subsidiary;

                  (i)  liens  on  Permitted   Property   securing   indebtedness
            permitted under Section 7.13 hereof; and

                  (j) liens on the Company's Wisconsin Rapids,  Wisconsin office building and land referred to in Section 7.22 hereof.

                  Section 7.13. Borrowings and Guaranties. The Company will not, nor will it permit any Material Subsidiary to, issue, incur, assume, create or have outstanding any indebtedness for borrowed money (including as such all indebtedness representing the deferred purchase price of Property and all obligations of the Company or any Material Subsidiary with respect to letters of credit and banker's acceptances) or customer advances, nor be or remain liable, whether as endorser, surety, guarantor or otherwise, for or in respect of any liability or indebtedness of any other Person other than:

                  (a) indebtedness of the Company arising under or pursuant to this Agreement or the other Loan Documents and any Material Subsidiary's guarantee of such indebtedness;

                  (b) the  liability of the Company or any  Material  Subsidiary arising out of the endorsement for deposit or collection of commercial paper received in the ordinary course of business;

                  (c) indebtedness of the Company existing on the date hereof and disclosed to the Bank in the August 31, 1996 financial statements referred to in Section 5.3 hereof;

                  (d) indebtedness not otherwise  permitted by this Section 7.13
            which  is  incurred,   directly  or   indirectly,   to  finance  the
            acquisition of Property;

                  (e)   Funded Debt;

                  (f)   indebtedness   of   Minot   owing  to  the
            Company; and

                  (g) renewals, extensions and refinancings of and amendments to each of the foregoing.

                  Section 7.14. Investments, Loans, Advances and Acquisitions. The Company will not, nor will it permit any Material Subsidiary to, make or retain any investment (whether through the purchase of stock, obligations or otherwise) in or make any loan or advance to, any other Person or acquire substantially as an entirety the Property or business of any other Person, other than:

                  (a) investments in certificates of deposit having a maturity of one year or less issued by the Bank;

                  (b) investments, loans and advances in or to any existing wholly-owned Subsidiary, provided that the respective amounts thereof shall not exceed the amounts disclosed to the Bank in the August 31, 1996 financial statements referred to in Section 5.3 hereof;

                  (c) travel  advances,  entertainment  and moving  expenses and directors fees to officers, directors and employees of the Company in the ordinary course of business;

                  (d)  receivables   arising  in  the  ordinary  course  of  the
            Company's or a Material Subsidiary's business;

                  (e) full faith and credit obligations of the United States and securities the payment of principal of and interest on is unconditionally guaranteed by the United States; provided that all such obligations and securities shall have a maturity of one year or less;

                  (f) acquisition of Cranberry Businesses by the Company, provided, that (i) such acquisition has the effective written consent or prior approval of the board of directors (or equivalent governing body) of the Person being acquired, (ii) the aggregate cash consideration paid by the Company for the acquisition of cranberry bogs after October 3, 1997 shall not exceed $5,000,000 in each fiscal year without the prior written consent of the Bank and the Participants and (iii) the Company grants to the Bank a first priority lien on the subject bogs;

                  (g) investments in entities engaged in the Cranberry Business; and

                  (h) investments in an amount not to exceed $5,000,000 in a Subsidiary or joint venture engaged in developing cranberry growing properties in the Republic of Ireland;

                  (i) loans and  advances  to  Wildhawk,  Inc.  in an  aggregate principal amount outstanding at any time not to exceed $500,000; and

                  (j) the Company's investment in Minot.

                  Section 7.15. Sale of Property. The Company will not, nor will it permit any Material Subsidiary to, sell, lease, assign, transfer or otherwise dispose of (whether in one transaction or in a series of transactions) all or a material part of its Property to any other Person; provided, however, that so long as no Event of Default or Default has occurred and is continuing, this Section shall not prohibit:

                  (a) sales of inventory (including crops and severed vines) in the ordinary course of business;

                  (b) sales or leases of surplus, obsolete or worn-out machinery and equipment; and

                  (c) the sale/leaseback transactions permitted by Section 7.21(ii) hereof.

            For purposes of this Section, "Material Part" shall mean 5% or more of the lesser of the book or fair market value of the Property of the Company and the Material Subsidiaries taken as a whole.

                  Section 7.16. Distributions. The Company will not, nor will it permit any Material Subsidiary to, directly or indirectly, (a) declare, make or incur any liability to pay any dividend on or make any other distribution in respect of any class or series of its capital stock (other than dividends payable solely in its capital stock) or (b) purchase, repurchase or otherwise acquire or retire any of its capital stock; provided, however, that so long as no Default or Event of Default shall have occurred and be continuing the Company may (i) repurchase its capital stock provided the aggregate amount expended for such repurchases does not exceed $2,000,000, (ii) pay dividends in an amount not to exceed $0.04 per share during each fiscal quarter of the Company's fiscal years ending August 31, 1997 and August 31, 1998, and (iii) during each fiscal quarter of the Company ending after August 31, 1998, pay dividends in an amount not to exceed 50% of the Company's Net Income for the period beginning September 1, 1998 and ending on the last day of the most recent fiscal quarter.

                  Section 7.17. Notice of Suit or Adverse Change in Business. The Company shall, and shall cause each Material Subsidiary to, as soon as possible, and in any event within five Business Days after the Company or such Material Subsdiary learns of the following, give written notice to the Bank of (a) any material proceeding(s) being instituted or threatened to be instituted by or against the Company or any Material Subsidiary in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign), (b) any material adverse change in the business, Property or condition, financial or otherwise, (including, without limitation, any material loss or depreciation in the value of the Collateral) of the Company or any Material Subsidiary and (c) the occurrence of any Default or Event of Default hereunder.

                  Section 7.18. ERISA. The Company will, and will cause each Material Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed would result in the imposition of a lien against any of its Property and will promptly notify the Bank of (a) the occurrence of any reportable event (as defined in ERISA) which might result in the termination by the PBGC of any Plan, (b) receipt of any notice from PBGC of its intention to seek termination of any such Plan or appointment of a trustee therefor, and (c) its intention to terminate or withdraw from any Plan. Neither the Company nor any Material Subsidiary will terminate any such Plan or withdraw therefrom unless it shall be in compliance with all of the terms and conditions of this Agreement after giving effect to any liability to PBGC resulting from such termination or withdrawal.

                  Section 7.19. Use of Proceeds. The Company shall use the proceeds of the Term Loan Two solely to finance the acquisition and construction of fixed assets constituting the concentrating plant and equipment located at the Company's facilities in Wisconsin Rapids, Wisconsin, and to reimburse the Company for sums already expended by the Company in connection therewith; the Company shall use the proceeds of the Term Loan Three solely to finance the acquisition of the bog in Hanson, Massachusetts; and the Company shall use the proceeds of the Term Loan One and all Revolving Credit Loans made hereunder solely for lawful corporate purposes.

                  Section 7.20. Subsidiaries. The Company will not, nor will it permit any Material Subsidiary to, directly or indirectly, create or acquire any Subsidiaries without prior approval of the Bank, except for the Ireland operation.

                  Section 7.21.     Intentionally Omitted.

                  Section 7.22. Capital Expenditures.  The Company will not, nor will it permit any Material Subsidiary to, expend or become obligated for capital expenditures as determined in accordance with generally accepted accounting principles (excluding amounts spent on cranberry bog acquisitions to the extent permitted by Section 7.14(f) hereof and excluding up to $1,500,000 of amounts actually expended by the Company for the purchase and renovation of its Wisconsin Rapids, Wisconsin office building) in an aggregate amount in excess of $6,000,000 during any fiscal year of the Company."

2.    CONDITIONS PRECEDENT.

      The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

            (a) The Company and the Bank shall have executed and delivered this Amendment and the Participants shall have consented to this Amendment in the space provided for that purpose below.

            (b) Minot Food Packers, Inc. ("Minot") shall have executed and delivered to the Bank a Guaranty of the Company's obligations under the Credit Agreement which Guaranty shall be in form and substance satisfactory to the Bank.

            (c) The Bank shall have received copies (executed or certified, as may be appropriate) of all legal documents or proceedings taken in connection with the execution and delivery of this Amendment and the other instruments and documents contemplated hereby to the extent the Bank or its counsel may reasonably request, including without limitation, copies of resolutions adopted by the board of directors of Minot (certified by the secretary or assistant secretary of Minot) authorizing the execution and delivery of its Guaranty.

            (d) Legal matters incident to the execution and delivery of this Amendment and the other instruments and documents contemplated hereby shall be satisfactory to the Bank and its counsel and the Bank shall have received the favorable written opinion of counsel for Minot in form and substance satisfactory to the Bank.

3.    EXISTING DEFAULT AND WAIVER.

      The Company  acknowledges  that it is in default of its obligations  under
Section 7.22 of the Credit Agreement by reason of its exceeding the maximum permitted amount of capital expenditures for its fiscal year ending on or about August 31, 1998 (the "Existing Default"). Upon the effectiveness of this Amendment as set forth in Section 2 hereof, the Bank hereby waives the Existing Default. The foregoing waiver is limited to the matter specifically described herein.

4.    REPRESENTATIONS.

      In order to induce the Bank to execute and deliver this Amendment, the Company hereby represents to the Bank that as of the date hereof, the representations and warranties set forth in Section 5 of the Credit Agreement are and shall be and remain true and correct in all material respects (except that the representations contained in Section 5.3 shall be deemed to refer to the most recent financial statements of the Company delivered to the Bank) and no Default (other than the Existing Default) or Event of Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment.

5.    MISCELLANEOUS.

      (a) Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

      (b) The Company agrees to pay on demand all costs and expenses of or incurred by the Bank in connection with the negotiation, preparation, execution and delivery of this Amendment, including the fees and expenses of counsel for the Bank.

      (c) This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Amendment shall be governed by the internal laws of the State of Illinois.



                            [Signature Pages Follow]

      Dated as of this 30th day of September, 1998.

                                       NORTHLAND CRANBERRIES, INC.



                                       By
                                          Its

      Accepted and agreed to in Chicago, Illinois as of the date and year last above written.

                                       HARRIS TRUST AND SAVINGS BANK



                                       By
                                          Its Vice President

      Consented and agreed to as of the date and year last above written.

                                       MERCANTILE BANK NATIONAL ASSOCIATION



                                       By
                                          Its


                                       NORWEST BANK MINNESOTA, NATIONAL
                                       ASSOCIATION



                                       By
                                          Its


                                       FIRSTAR BANK MILWAUKEE, N.A.



                                       By
                                          Its


                                       BANK OF AMERICA NATIONAL TRUST AND
                                       SAVINGS ASSOCIATION



                                       By
                                          Its